SYSCO REPORTS SECOND QUARTER FISCAL YEAR 2025 RESULTS

HOUSTON, January 28, 2025 - Sysco Corporation (NYSE: SYY) (“Sysco” or the “company”) today announced financial results for its 13-week second fiscal quarter ended December 28, 2024.

Key financial results for the second quarter of fiscal year 2025 include the following (comparisons are to the same period in fiscal year 2024):
•Sales increased 4.5%; U.S. Foodservice volume increased 1.4%;
•Gross profit increased 3.9% to $3.7 billion;
•Operating income increased 1.7% to $712 million, and adjusted operating income increased 5.1% to $783 million1;
•EBITDA increased 1.9% to $931 million, and adjusted EBITDA increased 4.4% to $969 million1,2;
•EPS3 was $0.82, in-line with the same period last year, and adjusted EPS1 increased 4.5% to $0.93;
•Reiterating FY25 guidance, with sales growth of 4-5% and adjusted EPS growth of 6-7%; and
•Increasing cash return to shareholders to approximately $2.25 billion in fiscal year 2025, with share repurchase now expected at $1.25 billion, along with dividends at $1 billion.

“Sysco delivered another quarter of disciplined financial performance fueled by top and bottom line growth that was consistent with expectations. We delivered compelling results in our International, SYGMA, and National sales businesses. Our International business was particularly strong, delivering a 14.5% increase in operating income, and a 26.5% increase in adjusted operating income. Our local business is beginning to show signs of progress, with improvements to our new customer win rate and our Net Promoter Scores. These outcomes, coupled with investments in sales professionals and our expanding specialty offerings, provide the pathway to increased local case volume performance in the second half of 2025. When combined with the strong success in our other three major business segments, we are confident in our ability to deliver our full year fiscal 2025 guidance,” said Kevin Hourican, Sysco’s Chair of the Board and Chief Executive Officer.

“Second quarter results included improvements across the company’s core financial drivers. Combined, our efforts generated positive operating leverage and sequential improvements to gross profits and our continued operating expense control delivered margin expansion. We are encouraged by the momentum in our business and are reiterating our full year guidance including sales growth of 4%-5% and adjusted EPS growth of 6%-7%. Consistent with our efforts to drive compelling returns on invested capital and total shareholder return for our investors, I am pleased to announce the upsizing of our share repurchase plan for the year to $1.25 billion, up from our prior plan of $1 billion,” said Kenny Cheung, Sysco’s Chief Financial Officer.

1 Adjusted financial results, including adjusted operating expense, adjusted operating income (loss), adjusted earnings per share (EPS) and adjusted EBITDA, among others, are non-GAAP financial measures that exclude certain items, which primarily include acquisition-related costs, restructuring and severance costs, and transformational project costs. Reconciliations of all non-GAAP financial measures to the nearest corresponding GAAP financial measure are included at the end of this release.
2 Earnings before interest, taxes, depreciation and amortization (EBITDA) and adjusted EBITDA are non-GAAP financial measures. Reconciliations of all non-GAAP financial measures to the nearest corresponding GAAP financial measure are included at the end of this release.
3 Earnings per share (EPS) are shown on a diluted basis, unless otherwise specified.

Second Quarter Fiscal Year 2025 Results (comparisons are to the same period in fiscal year 2024)

Total Sysco

Sales for the second quarter increased 4.5% to $20.2 billion.

Gross profit increased 3.9% to $3.7 billion, and gross margin decreased 11 basis points to 18.1%. Product cost inflation was 2.1% at the total enterprise level, as measured by the estimated change in Sysco’s product costs, primarily in the dairy and poultry categories. The increase in gross profit for the second quarter was primarily driven by positive volumes and effective management of product cost inflation.

Operating expenses increased 4.4%, driven by increased volumes, cost inflation, and higher business investments, partially offset by gains from sale leaseback transactions. Adjusted operating expenses increased 3.5%.

Operating income increased 1.7% to $712 million, and adjusted operating income increased 5.1% to $783 million.

U.S. Foodservice Operations

The U.S. Foodservice Operations segment results were positively impacted by higher volumes and gains from sale leaseback transactions, partially offset by customer mix shift and investments in our business.

Sales for the second quarter increased 4.1% to $14.0 billion. Total case volume within U.S. Foodservice grew 1.4% for the second quarter, while local case volume within U.S. Foodservice decreased 0.9%.

Gross profit increased 2.9% to $2.7 billion, and gross margin decreased 20 basis points to 18.9%.

Operating expenses increased 4.7%, and adjusted operating expenses increased 3.9%.

Operating income decreased 0.6% to $834 million, and adjusted operating income increased 0.9% to $859 million.

International Foodservice Operations

The International Foodservice Operations segment delivered continued sales growth, effective margin management, and outsized profit growth.

Sales for the second quarter increased 3.6% to $3.7 billion. On a constant currency basis4, sales for the second quarter increased 4.2% to $3.7 billion. Foreign exchange rates decreased both International Foodservice Operations sales by $20 million and total Sysco sales by $21 million during the quarter.

Gross profit increased 7.3% to $760 million, and gross margin increased 71 basis points to 20.4%. On a constant currency basis4, gross profit increased 7.3% to $760 million. Foreign exchange rates had no impact on International Foodservice Operations gross profit and decreased total Sysco gross profit by $1 million during the quarter.

Operating expenses increased 6.4%, and adjusted operating expenses increased 4.1%. On a constant currency basis4, adjusted operating expenses increased 4.0%. Foreign exchange rates increased both International Foodservice Operations operating expenses by $1 million and total Sysco operating expenses by $1 million during the quarter.
4 Represents a constant currency adjustment, which eliminates the impact of foreign currency fluctuations on current year results. These adjusted measures are non-GAAP financial measures. Reconciliations of all non-GAAP financial measures to the nearest corresponding GAAP financial measure are included at the end of this release.

Operating income increased 14.5% to $95 million, and adjusted operating income increased 26.5% to $129 million. On a constant currency basis4, adjusted operating income increased 27.5% to $130 million. Foreign exchange rates decreased both International Foodservice Operations operating income by 1.0% and total Sysco operating income by 0.3% during the quarter.

Balance Sheet, Cash Flow and Capital Spending

As of the end of the quarter, the company had a cash balance of $793 million.

During the first 26 weeks of fiscal year 2025, Sysco returned $803 million to shareholders via $300 million of share repurchases and $503 million of dividends.

Cash flow from operations was $498 million for the first 26 weeks of fiscal year 2025, which was a decrease of $358 million compared to the prior year period.

Capital expenditures, net of proceeds from sales of plant and equipment, for the first 26 weeks of fiscal year 2025 were $167 million.

Free cash flow5 for the first 26 weeks of fiscal year 2025 was $331 million, which was a $196 million decrease compared to the prior year period.
5 Free cash flow is a non-GAAP financial measure that represents net cash provided from operating activities less purchases of plant and equipment and includes proceeds from sales of plant and equipment. Reconciliations for all non-GAAP financial measures are included at the end of this release.

Conference Call & Webcast

Sysco will host a conference call to review the company’s second quarter fiscal year 2025 financial results on Tuesday, January 28, 2025, at 10:00 a.m. Eastern Daylight Time. A live webcast of the call, accompanying slide presentation and a copy of this news release will be available online at investors.sysco.com.

Key Highlights:
	13-Week Period Ended		26-Week Period Ended

Financial Comparison:	December 28, 2024	Change	December 28, 2024	Change
GAAP:
Sales	$20.2 billion	4.5%	$40.6 billion	4.4%
Gross Profit	$3.7 billion	3.9%	$7.4 billion	3.4%
Gross Margin	18.1%	-11 bps	18.2%	-18 bps
Operating Expenses	$2.9 billion	4.4%	$5.9 billion	4.0%
Operating Income	$712 million	1.7%	$1.5 billion	1.0%
Operating Margin	3.5%	-10 bps	3.7%	-13 bps
Net Earnings	$406 million	-2.2%	$896 million	-2.5%
Diluted Earnings Per Share	$0.82	—%	$1.82	0.6%

Non-GAAP (1):
Adjusted Operating Expenses	$2.9 billion	3.5%	$5.7 billion	3.3%
Adjusted Operating Income	$783 million	5.1%	$1.7 billion	3.5%
Adjusted Operating Margin	3.9%	3 bps	4.1%	-4 bps
EBITDA	$931 million	1.9%	$2.0 billion	2.6%
Adjusted EBITDA	$969 million	4.4%	$2.0 billion	4.4%
Adjusted Net Earnings	$458 million	2.0%	$997 million	0.6%
Adjusted Diluted Earnings Per Share (2)	$0.93	4.5%	$2.02	3.1%

Case Growth:
U.S. Foodservice	1.4%		2.1%
Local	-0.9%		-0.3%

Sysco Brand Sales as a % of Cases (3):
U.S. Broadline	36.0%	-79 bps	36.3%	-69 bps
Local	46.1%	-81 bps	46.5%	-68 bps
Note:
(1) Reconciliations of all non-GAAP financial measures to the nearest respective GAAP financial measures are included at the end of this release.
(2) Individual components in the table above may not sum to the totals due to the rounding.
(3) Amounts reflect the impact of current customer classifications; prior period history has been reclassified to match the current period customer classification.

Forward-Looking Statements
Statements made in this press release or in our earnings call for the second quarter of fiscal year 2025 that look forward in time or that express management’s beliefs, expectations or hopes are forward-looking statements under the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the views of management at the time such statements are made and are subject to a number of risks, uncertainties, estimates, and assumptions that may cause actual results to differ materially from current expectations. These statements include statements concerning: our expectations regarding future improvements in productivity; our belief that improvements in our organizational capabilities will deliver compelling outcomes in future periods; our expectations regarding improvements in international volume; our expectations that our transformational agenda will drive long-term growth; our expectations regarding volume growth and benefits to gross margins; our expectations regarding the continuation of an inflationary environment; our expectations regarding improvements in the efficiency of our supply chain; our expectations regarding the impact of our Recipe for Growth strategy and the pace of progress in implementing the initiatives under that strategy; our expectations regarding Sysco’s ability to outperform the market in future periods; our expectations that our strategic priorities will enable us to grow faster than the market; our expectations regarding our efforts to reduce overtime rates and the incremental investments in hiring; our expectations regarding the benefits of the six-day delivery and last mile distribution models; our plans to improve the capabilities of our sales team; our plans to refine our engineering labor standards; our expectations to exceed our growth target by the end of fiscal 2025; our ability to deliver against our strategic priorities, including strategic sourcing efforts; economic trends in the United States and abroad; our belief that there is further opportunity for profit in the future; our future growth, including growth in sales and earnings per share; the pace of implementation of our business transformation initiatives; our expectations regarding our ability to execute our balanced approach to capital allocation and rewarding our shareholders, including the size and timing of our share repurchase plan; our plans to improve colleague hiring, retention, training and productivity; our expectations regarding our long-term financial outlook; our expectations of the effects labor harmony will have on sales and case volume, as well as mitigation expenses; our expectations for customer acquisition and retention; our expectations regarding the effectiveness of our Global Support Center expense control measures; and our expectations regarding the growth and resilience of our food away from home market.

It is important to note that actual results could differ materially from those projected in such forward-looking statements based on numerous factors, including those outside of Sysco’s control. Therefore, you should not place undue reliance on any of the forward-looking statements contained herein. For more information concerning factors that could cause actual results to differ from those expressed or forecasted, see our Annual Report on Form 10-K for the year ended June 29, 2024, as filed with the SEC, and our subsequent filings with the SEC. We do not undertake to update our forward-looking statements, except as required by applicable law.

About Sysco

Sysco is the global leader in selling, marketing and distributing food and related products to customers who prepare meals away from home. This includes restaurants, healthcare and educational facilities, lodging establishments, entertainment venues, and more. Sysco operates 340 distribution centers, in 10 countries, with 76,000 colleagues serving approximately 730,000 customer locations. The company generated sales of more than $78 billion in fiscal year 2024 that ended June 29, 2024.

As the world’s largest food-away-from-home distributor, Sysco offers customized supply chain solutions, bespoke specialty product offerings, and culinary support to drive customers to innovate and optimize their operations. We act as a trusted business partner to our customers, helping them grow through our industry-leading portfolio that includes fresh produce, premium proteins, specialty products, sustainably focused items, equipment and supplies, and innovative culinary solutions.

For more information, visit www.sysco.com. For important news and key information for Sysco investors, visit the Investor Relations section of the company’s website at investors.sysco.com.

Sysco Corporation and its Consolidated Subsidiaries CONSOLIDATED RESULTS OF OPERATIONS (Unaudited) (In Millions, Except for Share and Per Share Data)
	13-Week Period Ended		26-Week Period Ended
	Dec. 28, 2024	Dec. 30, 2023	Dec. 28, 2024	Dec. 30, 2023

Sales	$20,151	$19,288	$40,634	$38,908
Cost of sales	16,501	15,774	33,231	31,747
Gross profit	3,650	3,514	7,403	7,161
Operating expenses	2,938	2,814	5,884	5,657
Operating income	$712	$700	$1,519	$1,504
Interest expense	160	150	319	284
Other expense (income), net	19	5	25	12
Earnings before income taxes	533	545	1,175	1,208
Income taxes	127	130	279	289
Net earnings	$406	$415	$896	$919

Net earnings:
Basic earnings per share	$0.83	$0.82	$1.82	$1.82
Diluted earnings per share	0.82	0.82	1.82	1.81

Average shares outstanding	490,698,567	504,312,633	491,361,199	504,719,562
Diluted shares outstanding	492,803,849	505,929,342	493,294,914	506,499,390

Sysco Corporation and its Consolidated Subsidiaries CONSOLIDATED BALANCE SHEETS (In Millions, Except for Share Data)
	Dec. 28, 2024	Jun. 29, 2024
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$793	$696
Accounts receivable, less allowances of $99 and $54	5,298	5,324
Inventories	5,050	4,678
Prepaid expenses and other current assets	338	323
Income tax receivable	22	22
Total current assets	11,501	11,043
Plant and equipment at cost, less accumulated depreciation	5,589	5,497
Other long-term assets
Goodwill	5,144	5,153
Intangibles, less amortization	1,119	1,188
Deferred income taxes	441	445
Operating lease right-of-use assets, net	1,031	923
Other assets	493	668
Total other long-term assets	8,228	8,377
Total assets	$25,318	$24,917

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$5,842	$6,290
Accrued expenses	2,224	2,226
Accrued income taxes	140	131
Current operating lease liabilities	125	125
Current maturities of long-term debt	1,222	469
Total current liabilities	9,553	9,241
Long-term liabilities
Long-term debt	11,393	11,513
Deferred income taxes	337	345
Long-term operating lease liabilities	950	838
Other long-term liabilities	1,056	1,089
Total long-term liabilities	13,736	13,785
Commitments and contingencies
Noncontrolling interest	15	31
Shareholders’ equity
Preferred stock, par value $1 per share Authorized 1,500,000 shares, issued none	—	—
Common stock, par value $1 per share Authorized 2,000,000,000 shares, issued 765,174,900 shares	765	765
Paid-in capital	1,965	1,908
Retained earnings	12,649	12,260
Accumulated other comprehensive loss	(1,396)	(1,339)
Treasury stock at cost, 275,706,546 and 273,416,685 shares	(11,969)	(11,734)
Total shareholders’ equity	2,014	1,860
Total liabilities and shareholders’ equity	$25,318	$24,917

Sysco Corporation and its Consolidated Subsidiaries CONSOLIDATED CASH FLOWS (Unaudited) (In Millions)
	26-Week Period Ended
	Dec. 28, 2024	Dec. 30, 2023
Cash flows from operating activities:
Net earnings	$896	$919
Adjustments to reconcile net earnings to cash provided by operating activities:
Share-based compensation expense	60	53
Depreciation and amortization	473	425
Operating lease asset amortization	68	59
Amortization of debt issuance and other debt-related costs	8	9
Deferred income taxes	(22)	(29)
Provision for losses on receivables	57	30
Other non-cash items	(88)	(4)
Additional changes in certain assets and liabilities, net of effect of businesses acquired:
Increase in receivables	(83)	(25)
Increase in inventories	(394)	(98)
(Increase) decrease in prepaid expenses and other current assets	(3)	3
Decrease in accounts payable	(410)	(404)
(Decrease) increase in accrued expenses	(17)	17
Decrease in operating lease liabilities	(88)	(64)
Increase (decrease) in accrued income taxes	10	(55)
(Increase) decrease in other assets	(5)	22
Increase (decrease) in other long-term liabilities	36	(2)
Net cash provided by operating activities	498	856
Cash flows from investing activities:
Additions to plant and equipment	(333)	(347)
Proceeds from sales of plant and equipment	166	18
Acquisition of businesses, net of cash acquired	(40)	(1,175)
Purchase of marketable securities	(16)	(1)
Proceeds from sales of marketable securities	13	—
Other investing activities	6	—
Net cash used for investing activities	(204)	(1,505)
Cash flows from financing activities:
Bank and commercial paper borrowings, net	459	500
Other debt borrowings including senior notes	3	1,133
Other debt repayments including senior notes	(91)	(188)
Proceeds from stock option exercises	67	57
Stock repurchases	(300)	(200)
Dividends paid	(503)	(506)
Other financing activities (1)	—	(18)
Net cash (used for) provided by financing activities	(365)	778
Effect of exchange rates on cash, cash equivalents and restricted cash	(19)	1
Net (decrease) increase in cash, cash equivalents and restricted cash	(90)	130
Cash, cash equivalents and restricted cash at beginning of period	945	966
Cash, cash equivalents and restricted cash at end of period	$855	$1,096

Supplemental disclosures of cash flow information:
Cash paid during the period for:

Interest	$322	$266
Income taxes, net of refunds (2)	285	372

(1)	Change includes cash paid for shares withheld to cover taxes, settlement of interest rate hedges and other financing activities.
(2)	Cash paid for income taxes, net for the 26 weeks ended December 28, 2024 includes $190 million of cash paid for the purchase of federal tax credits.

Sysco Corporation and its Consolidated Subsidiaries Non-GAAP Reconciliation (Unaudited) Impact of Certain Items

The discussion of our results includes certain non-GAAP financial measures, including EBITDA and adjusted EBITDA, that we believe provide important perspective with respect to underlying business trends. Other than EBITDA and free cash flow, any non-GAAP financial measures will be denoted as adjusted measures to remove: (1) restructuring charges; (2) expenses associated with our various transformation initiatives; (3) severance charges; and (4) acquisition-related costs consisting of (a) intangible amortization expense and (b) acquisition costs and due diligence costs related to our acquisitions.

The results of our operations can be impacted due to changes in exchange rates applicable in converting local currencies to U.S. dollars. We measure our results on a constant currency basis. Constant currency operating results are calculated by translating current-period local currency operating results with the currency exchange rates used to translate the financial statements in the comparable prior-year period to determine what the current-period U.S. dollar operating results would have been if the currency exchange rate had not changed from the comparable prior-year period.

Management believes that adjusting its operating expenses, operating income, operating margin, net earnings and diluted earnings per share to remove these Certain Items and presenting its results on a constant currency basis provides an important perspective with respect to our underlying business trends and results. It provides meaningful supplemental information to both management and investors that (1) is indicative of the performance of the company’s underlying operations and (2) facilitates comparisons on a year-over-year basis.

Sysco has a history of growth through acquisitions and excludes from its non-GAAP financial measures the impact of acquisition-related intangible amortization, acquisition costs and due diligence costs for those acquisitions. We believe this approach significantly enhances the comparability of Sysco’s results for fiscal year 2025 and fiscal year 2024.

Set forth on the following page is a reconciliation of sales, operating expenses, operating income, net earnings and diluted earnings per share to adjusted results for these measures for the periods presented. Individual components of diluted earnings per share may not be equal to the total presented when added due to rounding. Adjusted diluted earnings per share is calculated using adjusted net earnings divided by diluted shares outstanding.

Sysco Corporation and its Consolidated Subsidiaries Non-GAAP Reconciliation (Unaudited) Impact of Certain Items (Dollars in Millions, Except for Share and Per Share Data)
	13-Week Period Ended Dec. 28, 2024	13-Week Period Ended Dec. 30, 2023	Change in Dollars	%/bps Change
Sales (GAAP)	$20,151	$19,288	$863	4.5%
Impact of currency fluctuations (1)	21		21	0.1
Comparable sales using a constant currency basis (Non-GAAP)	$20,172	$19,288	$884	4.6%

Cost of sales (GAAP)	$16,501	$15,774	$727	4.6%

Gross profit (GAAP)	$3,650	$3,514	$136	3.9%
Impact of currency fluctuations (1)	1		1	—
Comparable gross profit adjusted for Certain Items using a constant currency basis (Non-GAAP)	$3,651	$3,514	$137	3.9%

Gross margin (GAAP)	18.11%	18.22%		-11 bps
Impact of currency fluctuations (1)	(0.01)			-1 bp
Comparable gross margin adjusted for Certain Items using a constant currency basis (Non-GAAP)	18.10%	18.22%		-12 bps

Operating expenses (GAAP)	$2,938	$2,814	$124	4.4%
Impact of restructuring and transformational project costs (2)	(31)	(14)	(17)	NM
Impact of acquisition-related costs (3)	(40)	(31)	(9)	(29.0)
Operating expenses adjusted for Certain Items (Non-GAAP)	2,867	2,769	98	3.5
Impact of currency fluctuations (1)	(1)		(1)	—
Comparable operating expenses adjusted for Certain Items using a constant currency basis (Non-GAAP)	$2,866	$2,769	$97	3.5%

Operating expense as a percentage of sales (GAAP)	14.58%	14.59%		-1 bp
Impact of certain item adjustments	(0.35)	(0.23)		-12 bps
Adjusted operating expense as a percentage of sales (Non-GAAP)	14.23%	14.36%		-13 bps

Operating income (GAAP)	$712	$700	$12	1.7%
Impact of restructuring and transformational project costs (2)	31	14	17	NM
Impact of acquisition-related costs (3)	40	31	9	29.0
Operating income adjusted for Certain Items (Non-GAAP)	783	745	38	5.1
Impact of currency fluctuations (1)	2		2	0.3
Comparable operating income adjusted for Certain Items using a constant currency basis (Non-GAAP)	$785	$745	$40	5.4%

Operating margin (GAAP)	3.53%	3.63%		-10 bps
Operating margin adjusted for Certain Items (Non-GAAP)	3.89%	3.86%		3 bps
Operating margin adjusted for Certain Items using a constant currency basis (Non-GAAP)	3.89%	3.86%		3 bps

Net earnings (GAAP)	$406	$415	$(9)	(2.2)%
Impact of restructuring and transformational project costs (2)	31	14	17	NM
Impact of acquisition-related costs (3)	40	31	9	29.0
Tax impact of restructuring and transformational project costs (4)	(8)	(3)	(5)	NM
Tax impact of acquisition-related costs (4)	(11)	(8)	(3)	(37.5)
Net earnings adjusted for Certain Items (Non-GAAP)	$458	$449	$9	2.0%

Diluted earnings per share (GAAP)	$0.82	$0.82	$—	—%
Impact of restructuring and transformational project costs (2)	0.06	0.03	0.03	100.0

Impact of acquisition-related costs (3)	0.08	0.06	0.02	33.3
Tax impact of restructuring and transformational project costs (4)	(0.02)	(0.01)	(0.01)	(100.0)
Tax impact of acquisition-related costs (4)	(0.02)	(0.02)	—	—
Diluted earnings per share adjusted for Certain Items (Non-GAAP) (5)	$0.93	$0.89	$0.04	4.5%

Diluted shares outstanding	492,803,849	505,929,342

(1)	Represents a constant currency adjustment, which eliminates the impact of foreign currency fluctuations on the current year results.
(2)	Fiscal 2025 includes $12 million related to restructuring and severance charges and $19 million related to various transformation initiative costs, primarily consisting of supply chain transformation costs and changes to our business technology strategy. Fiscal 2024 includes $2 million related to restructuring and severance charges and $11 million related to various transformation initiative costs, primarily consisting of changes to our business technology strategy.
(3)	Fiscal 2025 includes $32 million of intangible amortization expense and $8 million in acquisition and due diligence costs. Fiscal 2024 includes $29 million of intangible amortization expense and $2 million in acquisition and due diligence costs.
(4)	The tax impact of adjustments for Certain Items are calculated by multiplying the pretax impact of each Certain Item by the statutory rates in effect for each jurisdiction where the Certain Item was incurred.
(5)	Individual components of diluted earnings per share may not equal the total presented when added due to rounding. Total diluted earnings per share is calculated using adjusted net earnings divided by diluted shares outstanding.
NM	Represents that the percentage change is not meaningful.

Sysco Corporation and its Consolidated Subsidiaries Non-GAAP Reconciliation (Unaudited) Impact of Certain Items (Dollars in Millions, Except for Share and Per Share Data)
	26-Week Period Ended Dec. 28, 2024	26-Week Period Ended Dec. 30, 2023	Change in Dollars	%/bps Change
Sales (GAAP)	$40,634	$38,908	$1,726	4.4%
Impact of currency fluctuations (1)	16		16	0.1
Comparable sales using a constant currency basis (Non-GAAP)	$40,650	$38,908	$1,742	4.5%

Cost of sales (GAAP)	$33,231	$31,747	$1,484	4.7%

Gross profit (GAAP)	$7,403	$7,161	$242	3.4%
Impact of currency fluctuations (1)	(4)		(4)	(0.1)
Comparable gross profit adjusted for Certain Items using a constant currency basis (Non-GAAP)	$7,399	$7,161	$238	3.3%

Gross margin (GAAP)	18.22%	18.40%		-18 bps
Impact of currency fluctuations (1)	(0.02)			-2 bps
Comparable gross margin adjusted for Certain Items using a constant currency basis (Non-GAAP)	18.20%	18.40%		-20 bps

Operating expenses (GAAP)	$5,884	$5,657	$227	4.0%
Impact of restructuring and transformational project costs (2)	(57)	(33)	(24)	(72.7)
Impact of acquisition-related costs (3)	(79)	(62)	(17)	(27.4)
Operating expenses adjusted for Certain Items (Non-GAAP)	5,748	5,562	186	3.3
Impact of currency fluctuations (1)	(6)		(6)	(0.1)
Comparable operating expenses adjusted for Certain Items using a constant currency basis (Non-GAAP)	$5,742	$5,562	$180	3.2%

Operating expense as a percentage of sales (GAAP)	14.48%	14.54%		-6 bps
Impact of certain item adjustments	(0.33)	(0.24)		-9 bps
Adjusted operating expense as a percentage of sales (Non-GAAP)	14.15%	14.30%		-15 bps

Operating income (GAAP)	$1,519	$1,504	$15	1.0%
Impact of restructuring and transformational project costs (2)	57	33	24	72.7
Impact of acquisition-related costs (3)	79	62	17	27.4
Operating income adjusted for Certain Items (Non-GAAP)	1,655	1,599	56	3.5
Impact of currency fluctuations (1)	2		2	0.1
Comparable operating income adjusted for Certain Items using a constant currency basis (Non-GAAP)	$1,657	$1,599	$58	3.6%

Operating margin (GAAP)	3.74%	3.87%		-13 bps
Operating margin adjusted for Certain Items (Non-GAAP)	4.07%	4.11%		-4 bps
Operating margin adjusted for Certain Items using a constant currency basis (Non-GAAP)	4.08%	4.11%		-3 bps

Net earnings (GAAP)	$896	$919	$(23)	(2.5)%
Impact of restructuring and transformational project costs (2)	57	33	24	72.7
Impact of acquisition-related costs (3)	79	62	17	27.4
Tax impact of restructuring and transformational project costs (4)	(15)	(8)	(7)	(87.5)
Tax impact of acquisition-related costs (4)	(20)	(15)	(5)	(33.3)
Net earnings adjusted for Certain Items (Non-GAAP)	$997	$991	$6	0.6%

Diluted earnings per share (GAAP)	$1.82	$1.81	$0.01	0.6%
Impact of restructuring and transformational project costs (2)	0.12	0.07	0.05	71.4
Impact of acquisition-related costs (3)	0.16	0.12	0.04	33.3

Tax impact of restructuring and transformational project costs (4)	(0.03)	(0.02)	(0.01)	(50.0)
Tax impact of acquisition-related costs (4)	(0.04)	(0.03)	(0.01)	(33.3)
Diluted earnings per share adjusted for Certain Items (Non-GAAP) (5)	$2.02	$1.96	$0.06	3.1%

Diluted shares outstanding	493,294,914	506,499,390

(1)	Represents a constant currency adjustment which eliminates the impact of foreign currency fluctuations on the current year results.
(2)	Fiscal 2025 includes $16 million related to restructuring and severance charges and $41 million related to various transformation initiative costs, primarily consisting of supply chain transformation costs and changes to our business technology strategy. Fiscal 2024 includes $8 million related to restructuring and severance charges and $25 million related to various transformation initiative costs, primarily consisting of changes to our business technology strategy.
(3)	Fiscal 2025 includes $65 million of intangible amortization expense and $14 million in acquisition and due diligence costs. Fiscal 2024 includes $57 million of intangible amortization expense and $5 million in acquisition and due diligence costs.
(4)	The tax impact of adjustments for Certain Items is calculated by multiplying the pretax impact of each Certain Item by the statutory rates in effect for each jurisdiction where the Certain Item was incurred.
(5)	Individual components of diluted earnings per share may not add up to the total presented due to rounding. Total diluted earnings per share is calculated using adjusted net earnings divided by diluted shares outstanding.
NM	Represents that the percentage change is not meaningful.

Sysco Corporation and its Consolidated Subsidiaries Segment Results Non-GAAP Reconciliation (Unaudited) Impact of Certain Items on Applicable Segments (Dollars in Millions)
	13-Week Period Ended Dec. 28, 2024	13-Week Period Ended Dec. 30, 2023	Change in Dollars	%/bps Change
U.S. FOODSERVICE OPERATIONS
Sales (GAAP)	$14,044	$13,494	$550	4.1%
Gross profit (GAAP)	2,654	2,578	76	2.9%
Gross margin (GAAP)	18.90%	19.10%		-20 bps

Operating expenses (GAAP)	$1,820	$1,739	$81	4.7%
Impact of restructuring and transformational project costs (1)	(5)	—	(5)	NM
Impact of acquisition-related costs (2)	(20)	(12)	(8)	(66.7)
Operating expenses adjusted for Certain Items (Non-GAAP)	$1,795	$1,727	$68	3.9%

Operating income (GAAP)	$834	$839	$(5)	(0.6)%
Impact of restructuring and transformational project costs (1)	5	—	5	NM
Impact of acquisition-related costs (2)	20	12	8	66.7
Operating income adjusted for Certain Items (Non-GAAP)	$859	$851	$8	0.9%

INTERNATIONAL FOODSERVICE OPERATIONS
Sales (GAAP)	$3,728	$3,597	$131	3.6%
Impact of currency fluctuations (3)	20		20	0.6
Comparable sales using a constant currency basis (Non-GAAP)	$3,748	$3,597	$151	4.2%

Gross profit (GAAP)	$760	$708	$52	7.3%
Impact of currency fluctuations (3)	—		—	—
Comparable gross profit using a constant currency basis (Non-GAAP)	$760	$708	$52	7.3%

Gross margin (GAAP)	20.39%	19.68%		71 bps
Impact of currency fluctuations (3)	(0.11)			-11 bps
Comparable gross margin using a constant currency basis (Non-GAAP)	20.28%	19.68%		60 bps

Operating expenses (GAAP)	$665	$625	$40	6.4%
Impact of restructuring and transformational project costs (4)	(15)	(2)	(13)	NM
Impact of acquisition-related costs (5)	(19)	(17)	(2)	(11.8)
Operating expenses adjusted for Certain Items (Non-GAAP)	631	606	25	4.1
Impact of currency fluctuations (3)	(1)		(1)	(0.1)
Comparable operating expenses adjusted for Certain Items using a constant currency basis (Non-GAAP)	$630	$606	$24	4.0%

Operating income (GAAP)	$95	$83	$12	14.5%
Impact of restructuring and transformational project costs (4)	15	2	13	NM
Impact of acquisition-related costs (5)	19	17	2	11.8
Operating income adjusted for Certain Items (Non-GAAP)	129	102	27	26.5
Impact of currency fluctuations (3)	1		1	1.0
Comparable operating income adjusted for Certain Items using a constant currency basis (Non-GAAP)	$130	$102	$28	27.5%

SYGMA
Sales (GAAP)	$2,116	$1,914	$202	10.6%
Gross profit (GAAP)	163	149	14	9.4%
Gross margin (GAAP)	7.70%	7.78%		-8 bps

Operating expenses (GAAP)	$144	$132	$12	9.1%
Operating income (GAAP)	19	17	2	11.8%

OTHER
Sales (GAAP)	$263	$283	$(20)	(7.1)%
Gross profit (GAAP)	65	73	(8)	(11.0)%
Gross margin (GAAP)	24.71%	25.80%		-109 bps

Operating expenses (GAAP)	$61	$65	$(4)	(6.2)%
Operating income (GAAP)	4	8	(4)	(50.0)%

GLOBAL SUPPORT CENTER
Gross profit (GAAP)	$8	$6	$2	33.3%

Operating expenses (GAAP)	$248	$253	$(5)	(2.0)%
Impact of restructuring and transformational project costs (6)	(11)	(12)	1	8.3
Impact of acquisition-related costs (7)	(1)	(2)	1	50.0
Operating expenses adjusted for Certain Items (Non-GAAP)	$236	$239	$(3)	(1.3)%

Operating loss (GAAP)	$(240)	$(247)	$7	2.8%
Impact of restructuring and transformational project costs (6)	11	12	(1)	(8.3)
Impact of acquisition-related costs (7)	1	2	(1)	(50.0)
Operating loss adjusted for Certain Items (Non-GAAP)	$(228)	$(233)	$5	2.1%

TOTAL SYSCO
Sales (GAAP)	$20,151	$19,288	$863	4.5%
Gross profit (GAAP)	3,650	3,514	136	3.9%
Gross margin (GAAP)	18.11%	18.22%		-11 bps

Operating expenses (GAAP)	$2,938	$2,814	$124	4.4%
Impact of restructuring and transformational project costs (1) (4) (6)	(31)	(14)	(17)	NM
Impact of acquisition-related costs (2) (5) (7)	(40)	(31)	(9)	(29.0)
Operating expenses adjusted for Certain Items (Non-GAAP)	$2,867	$2,769	$98	3.5%

Operating income (GAAP)	$712	$700	$12	1.7%
Impact of restructuring and transformational project costs (1) (4) (6)	31	14	17	NM
Impact of acquisition-related costs (2) (5) (7)	40	31	9	29.0
Operating income adjusted for Certain Items (Non-GAAP)	$783	$745	$38	5.1%

(1)	Primarily represents severance and transformation initiative costs.
(2)	Fiscal 2025 and fiscal 2024 include intangible amortization expense and acquisition costs.
(3)	Represents a constant currency adjustment, which eliminates the impact of foreign currency fluctuations on current year results.
(4)	Includes restructuring and transformation costs primarily in Europe.
(5)	Primarily represents intangible amortization expense and acquisition costs.
(6)	Includes various transformation initiative costs, primarily consisting of changes to our business technology strategy.
(7)	Represents due diligence costs.
NM	Represents that the percentage change is not meaningful.

Sysco Corporation and its Consolidated Subsidiaries Segment Results Non-GAAP Reconciliation (Unaudited) Impact of Certain Items on Applicable Segments (Dollars in Millions)
	26-Week Period Ended Dec. 28, 2024	26-Week Period Ended Dec. 30, 2023	Change in Dollars	%/bps Change
U.S. FOODSERVICE OPERATIONS
Sales (GAAP)	$28,406	$27,218	$1,188	4.4%
Gross profit (GAAP)	5,401	5,262	139	2.6%
Gross margin (GAAP)	19.01%	19.33%		-32 bps

Operating expenses (GAAP)	$3,659	$3,482	$177	5.1%
Impact of restructuring and transformational project costs (1)	(11)	—	(11)	NM
Impact of acquisition-related costs (2)	(32)	(24)	(8)	(33.3)
Operating expenses adjusted for Certain Items (Non-GAAP)	$3,616	$3,458	$158	4.6%

Operating income (GAAP)	$1,742	$1,780	$(38)	(2.1)%
Impact of restructuring and transformational project costs (1)	11	—	11	NM
Impact of acquisition-related costs (2)	32	24	8	33.3
Operating income adjusted for Certain Items (Non-GAAP)	$1,785	$1,804	$(19)	(1.1)%

INTERNATIONAL FOODSERVICE OPERATIONS
Sales (GAAP)	$7,521	$7,279	$242	3.3%
Impact of currency fluctuations (3)	15		15	0.2
Comparable sales using a constant currency basis (Non-GAAP)	$7,536	$7,279	$257	3.5%

Gross profit (GAAP)	$1,534	$1,440	$94	6.5%
Impact of currency fluctuations (3)	(4)		(4)	(0.2)
Comparable gross profit using a constant currency basis (Non-GAAP)	$1,530	$1,440	$90	6.3%

Gross margin (GAAP)	20.40%	19.78%		62 bps
Impact of currency fluctuations (3)	(0.10)			-10 bps
Comparable gross margin using a constant currency basis (Non-GAAP)	20.30%	19.78%		52 bps

Operating expenses (GAAP)	$1,338	$1,264	$74	5.9%
Impact of restructuring and transformational project costs (4)	(26)	(8)	(18)	NM
Impact of acquisition-related costs (5)	(37)	(34)	(3)	(8.8)
Operating expenses adjusted for Certain Items (Non-GAAP)	1,275	1,222	53	4.3
Impact of currency fluctuations (3)	(5)		(5)	(0.4)
Comparable operating expenses adjusted for Certain Items using a constant currency basis (Non-GAAP)	$1,270	$1,222	$48	3.9%

Operating income (GAAP)	$196	$176	$20	11.4%
Impact of restructuring and transformational project costs (4)	26	8	18	NM
Impact of acquisition-related costs (5)	37	34	3	8.8
Operating income adjusted for Certain Items (Non-GAAP)	259	218	41	18.8
Impact of currency fluctuations (3)	1		1	0.5
Comparable operating income adjusted for Certain Items using a constant currency basis (Non-GAAP)	$260	$218	$42	19.3%

SYGMA
Sales (GAAP)	$4,162	$3,820	$342	9.0%
Gross profit (GAAP)	326	302	24	7.9%
Gross margin (GAAP)	7.83%	7.91%		-8 bps

Operating expenses (GAAP)	$289	$272	$17	6.3%
Operating income (GAAP)	37	30	7	23.3%

OTHER
Sales (GAAP)	$545	$591	$(46)	(7.8)%
Gross profit (GAAP)	137	151	(14)	(9.3)%
Gross margin (GAAP)	25.14%	25.55%		-41 bps

Operating expenses (GAAP)	$125	$131	$(6)	(4.6)%
Operating income (GAAP)	12	20	(8)	(40.0)%

GLOBAL SUPPORT CENTER
Gross profit (GAAP)	$5	$6	$(1)	(16.7)%

Operating expenses (GAAP)	$473	$508	$(35)	(6.9)%
Impact of restructuring and transformational project costs (6)	(20)	(25)	5	20.0
Impact of acquisition-related costs (7)	(10)	(4)	(6)	NM
Operating expenses adjusted for Certain Items (Non-GAAP)	$443	$479	$(36)	(7.5)%

Operating loss (GAAP)	$(468)	$(502)	$34	6.8%
Impact of restructuring and transformational project costs (6)	20	25	(5)	(20.0)
Impact of acquisition-related costs (7)	10	4	6	NM
Operating loss adjusted for Certain Items (Non-GAAP)	$(438)	$(473)	$35	7.4%

TOTAL SYSCO
Sales (GAAP)	$40,634	$38,908	$1,726	4.4%
Gross profit (GAAP)	7,403	7,161	242	3.4%
Gross margin (GAAP)	18.22%	18.40%		-18 bps

Operating expenses (GAAP)	$5,884	$5,657	$227	4.0%
Impact of restructuring and transformational project costs (1) (4) (6)	(57)	(33)	(24)	(72.7)
Impact of acquisition-related costs (2) (5) (7)	(79)	(62)	(17)	(27.4)
Operating expenses adjusted for Certain Items (Non-GAAP)	$5,748	$5,562	$186	3.3%

Operating income (GAAP)	$1,519	$1,504	$15	1.0%
Impact of restructuring and transformational project costs (1) (4) (6)	57	33	24	72.7
Impact of acquisition-related costs (2) (5) (7)	79	62	17	27.4
Operating income adjusted for Certain Items (Non-GAAP)	$1,655	$1,599	$56	3.5%

(1)	Primarily represents severance and transformation costs.
(2)	Fiscal 2025 and fiscal 2024 include intangible amortization expense and acquisition costs.
(3)	Represents a constant currency adjustment, which eliminates the impact of foreign currency fluctuations on current year results.
(4)	Includes restructuring and transformation costs primarily in Europe.
(5)	Primarily represents intangible amortization expense and acquisition costs.
(6)	Includes various transformation initiative costs, primarily consisting of changes to our business technology strategy.
(7)	Represents due diligence costs.
NM	Represents that the percentage change is not meaningful.

Sysco Corporation and its Consolidated Subsidiaries
Non-GAAP Reconciliation (Unaudited)
Free Cash Flow
(In Millions)

Free cash flow represents net cash provided from operating activities less purchases of plant and equipment and includes proceeds from sales of plant and equipment. Sysco considers free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business after the purchases and sales of buildings, fleet, equipment and technology, which may potentially be used to pay for, among other things, strategic uses of cash including dividend payments, share repurchases and acquisitions. However, free cash flow may not be available for discretionary expenditures, as it may be necessary that we use it to make mandatory debt service or other payments. Free cash flow should not be used as a substitute for the most comparable GAAP financial measure in assessing the company’s liquidity for the periods presented. An analysis of any non-GAAP financial measure should be used in conjunction with results presented in accordance with GAAP. In the table that follows, free cash flow for each period presented is reconciled to net cash provided by operating activities.

	26-Week Period Ended Dec. 28, 2024	26-Week Period Ended Dec. 30, 2023	26-Week Period Change in Dollars
Net cash provided by operating activities (GAAP)	$498	$856	$(358)
Additions to plant and equipment	(333)	(347)	14
Proceeds from sales of plant and equipment	166	18	148
Free Cash Flow (Non-GAAP)	$331	$527	$(196)

Sysco Corporation and its Consolidated Subsidiaries
Non-GAAP Reconciliation (Unaudited)
Impact of Certain Items on Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)
(Dollars in Millions)

EBITDA represents net earnings (loss) plus (i) interest expense, (ii) income tax expense and benefit, (iii) depreciation and (iv) amortization. The net earnings (loss) component of our EBITDA calculation is impacted by Certain Items that we do not consider representative of our underlying performance. As a result, in the non-GAAP reconciliations below for each period presented, adjusted EBITDA is computed as EBITDA plus the impact of Certain Items, excluding certain items related to interest expense, income taxes, depreciation and amortization. Sysco's management considers growth in this metric to be a measure of overall financial performance that provides useful information to management and investors about the profitability of the business, as it facilitates comparison of performance on a consistent basis from period to period by providing a measurement of recurring factors and trends affecting our business. Additionally, it is a commonly used component metric used to inform on capital structure decisions. Adjusted EBITDA should not be used as a substitute for the most comparable GAAP financial measure in assessing the company’s financial performance for the periods presented. An analysis of any non-GAAP financial measure should be used in conjunction with results presented in accordance with GAAP. In the tables that follow, adjusted EBITDA for each period presented is reconciled to net earnings.

	13-Week Period Ended Dec. 28, 2024	13-Week Period Ended Dec. 30, 2023	Change in Dollars	% Change
Net earnings (GAAP)	$406	$415	$(9)	(2.2)%
Interest (GAAP)	160	150	10	6.7
Income taxes (GAAP)	127	130	(3)	(2.3)
Depreciation and amortization (GAAP)	238	219	19	8.7
EBITDA (Non-GAAP)	$931	$914	$17	1.9%
Certain Item adjustments:
Impact of restructuring and transformational project costs (1)	30	11	19	NM
Impact of acquisition-related costs (2)	8	3	5	NM
EBITDA adjusted for Certain Items (Non-GAAP) (3)	$969	$928	$41	4.4%
Other expense (income), net (4)	19	5	14	NM
Depreciation and amortization, as adjusted (Non-GAAP) (5)	(205)	(188)	(17)	(9.0)
Operating income adjusted for Certain Items (Non-GAAP)	$783	$745	$38	5.1%

(1)	Fiscal 2025 and fiscal 2024 include charges related to restructuring and severance, as well as various transformation initiative costs, primarily consisting of supply chain transformation costs and changes to our business technology strategy, excluding charges related to accelerated depreciation.
(2)	Fiscal 2025 and fiscal 2024 include acquisition and due diligence costs.
(3)	In arriving at adjusted EBITDA, Sysco does not adjust out interest income of $7 million and $9 million or non-cash stock compensation expense of $30 million and $29 million in fiscal 2025 and fiscal 2024, respectively.
(4)	Fiscal 2025 represents $19 million in GAAP other expense (income), net. Fiscal 2024 represents $5 million in GAAP other expense (income), net.
(5)	Fiscal 2025 includes $238 million in GAAP depreciation and amortization expense, less $33 million of Non-GAAP depreciation and amortization expense primarily related to acquisitions. Fiscal 2024 includes $219 million in GAAP depreciation and amortization expense, less $32 million of Non-GAAP depreciation and amortization expense primarily related to acquisitions.
NM	Represents that the percentage change is not meaningful.

	26-Week Period Ended Dec. 28, 2024	26-Week Period Ended Dec. 30, 2023	Change in Dollars	% Change
Net earnings (GAAP)	$896	$919	$(23)	(2.5)%
Interest (GAAP)	319	284	35	12.3
Income taxes (GAAP)	279	289	(10)	(3.5)
Depreciation and amortization (GAAP)	473	425	48	11.3
EBITDA (Non-GAAP)	$1,967	$1,917	$50	2.6%
Certain Item adjustments:
Impact of restructuring and transformational project costs (1)	56	30	26	86.7
Impact of acquisition-related costs (2)	14	5	9	NM
EBITDA adjusted for Certain Items (Non-GAAP) (3)	$2,037	$1,952	$85	4.4%
Other expense (income), net, as adjusted (Non-GAAP) (4)	25	12	13	NM
Depreciation and amortization, as adjusted (Non-GAAP) (5)	(407)	(365)	(42)	(11.5)
Operating income adjusted for Certain Items (Non-GAAP)	$1,655	$1,599	$56	3.5%

(1)	Fiscal 2025 and 2024 include charges related to restructuring and severance, as well as various transformation initiative costs, primarily consisting of supply chain transformation costs and changes to our business technology strategy, excluding charges related to accelerated depreciation.
(2)	Fiscal 2025 and 2024 include acquisition and due diligence costs.
(3)	In arriving at adjusted EBITDA, Sysco does not exclude interest income of $14 million and $20 million or non-cash stock compensation expense of $60 million and $53 million for fiscal 2025 and fiscal 2024, respectively.
(4)	Fiscal 2025 represents $25 million in GAAP other expense (income), net. Fiscal 2024 represents $12 million in GAAP other expense (income), net.
(5)	Fiscal 2025 includes $473 million in GAAP depreciation and amortization expense, less $66 million of Non-GAAP depreciation and amortization expense primarily related to acquisitions. Fiscal 2024 includes $425 million in GAAP depreciation and amortization expense, less $61 million of Non-GAAP depreciation and amortization expense primarily related to acquisitions.
NM	Represents that the percentage change is not meaningful.

Sysco Corporation and its Consolidated Subsidiaries
Non-GAAP Reconciliation (Unaudited)
Net Debt to Adjusted EBITDA
(In Millions)

Net Debt to Adjusted EBITDA is a non-GAAP financial measure frequently used by investors and credit rating agencies. Our Net Debt to Adjusted EBITDA ratio is calculated using a numerator of our debt minus cash and cash equivalents, divided by the sum of the most recent four quarters of Adjusted EBITDA. In the table that follows, we have provided the calculation of our debt and net debt as a ratio of Adjusted EBITDA.

Dec. 28, 2024
Current Maturities of long-term debt	$1,222
Long-term debt	11,393
Total Debt	12,615
Cash & Cash Equivalents	(793)
Net Debt	$11,822

Adjusted EBITDA for the previous 12 months (1)	$4,278

Debt/Adjusted EBITDA Ratio	2.95
Net Debt/Adjusted EBITDA Ratio	2.76
Note:
(1) Refer to non-GAAP reconciliation at the end of this release.

Sysco Corporation and its Consolidated Subsidiaries
Non-GAAP Reconciliation (Unaudited)
Impact of Certain Items on Earnings Before Interest, Taxes, Depreciation and Amortization (Trailing Twelve Months)
(In Millions)

	13-Week Period Ended Dec. 28, 2024	13-Week Period Ended Sep. 28, 2024	13-Week Period Ended Jun. 29, 2024	13-Week Period Ended Mar. 30, 2024	Total
Net earnings (GAAP)	$406	$490	$612	$425	$1,933
Interest (GAAP)	160	160	165	158	643
Income taxes (GAAP)	127	152	192	129	600
Depreciation and amortization (GAAP)	238	235	226	221	920
EBITDA (Non-GAAP)	$931	$1,037	$1,195	$933	$4,096
Certain Item adjustments:
Impact of restructuring and transformational project costs (1)	30	26	60	27	143
Impact of acquisition-related costs (2)	8	6	8	17	39
EBITDA adjusted for Certain Items (Non-GAAP) (3)	$969	$1,069	$1,263	$977	$4,278

(1)	Includes charges related to restructuring and severance, as well as various transformation initiative costs, primarily consisting of supply chain transformation costs and changes to our business technology strategy, excluding charges related to accelerated depreciation.
(2)	Includes acquisition and due diligence costs.
(3)	In arriving at adjusted EBITDA, Sysco does not adjust out interest income of $7 million or non-cash stock compensation expense of $30 million in Q2 fiscal 2025, interest income of $7 million or non-cash stock compensation expense of $30 million in Q1 fiscal 2025, interest income of $10 million or non-cash stock compensation expense of $27 million in Q4 fiscal 2024, and interest income of $7 million or non-cash stock compensation expense of $24 million in Q3 fiscal 2024.